This filing is made pursuant
to Rule 424(b)(3) under
the Securities Act of 1933
in connection with
Registration No. 333- 105017

PROSPECTUS SUPPLEMENT DATED APRIL 14, 2005
TO PROSPECTUS DATED MAY 28, 2004

     Vestin Mortgage, Inc. (“Vestin Mortgage”), in its capacity as manager of Vestin Fund III, LLC (the “Company”), is currently in the process of preparing a proposal to convert the Company from a limited liability company into a real estate investment trust (“REIT”). The proposal is in the planning stage; no documents have been filed with the Securities and Exchange Commission (the “SEC”) with respect to any conversion of the Company into a REIT. In order to effectuate the conversion, it will be necessary to prepare and file with the SEC a registration statement on Form S-4 for the REIT that will include a Proxy Statement soliciting the approval of our members. After completion of SEC review, soliciting materials would be disseminated to our members. These soliciting materials will contain important disclosures which all members should carefully review. Approval of any proposed conversion of the Company into a REIT will require the affirmative vote of members holding a majority of our outstanding units. Non-votes will be the equivalent of no votes. At this time, no assurance can be given that Vestin Mortgage will proceed with the conversion of the Company, nor can any assurance be given that the conversion will be approved by the requisite majority vote. Moreover, it is possible that the SEC or the Internal Revenue Service could raise issues regarding the proposed conversion which would delay or prevent consummation of the proposed transaction. It is not possible at this time to predict when any proposed conversion of the Company into a REIT might become effective. Finally, while the conversion proposal contemplates seeking to list the REIT shares on a securities exchange, no application to list the REIT shares has been prepared or filed and no assurance can be given that the REIT shares will be listed on any securities exchange.

     This prospectus supplement does not constitute an offer to sell or solicitation of offers to buy any shares of the proposed REIT, nor does it constitute a solicitation to vote in favor of the conversion of the Company into a REIT. If and when Vestin Mortgage decides to proceed with the REIT conversion, a registration and proxy statement relating to the REIT conversion will be filed with the SEC. Shares of the proposed REIT may not be offered until the registration statement is filed with the SEC and shares may not be sold, and offers to buy may not be accepted, before the registration statement is declared effective by the SEC. Members of the Company may not be solicited to vote in favor of conversion into a REIT until definitive proxy materials relating to such proposed conversion have been disseminated.